Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REGENT COMMUNICATIONS, INC.
It is hereby certified that:
1: The name of the corporation (hereinafter called the “Corporation”) is Regent Communications, Inc.
2: The Corporation was originally incorporated under the name “JS Communications, Inc.” on November 4, 1996, and that its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date. The Corporation changed its name from JS Communications, Inc., to Regent Communications, Inc., upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment on May 16, 1997. The Corporation filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on April 26, 2010 (the “Prior Amended and Restated Certificate of Incorporation”).
3: The Amended and Restated Certificate of Incorporation restates and integrates and further amends the Prior Amended and Restated Certificate of Incorporation of this Corporation.
4: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Prior Amended and Restated Certification of Incorporation in it is entirety to read as set forth below.
5: The stockholders of the Corporation entitled to vote thereon, pursuant to unanimous written consent, approved and adopted the Amended and Restated Certificate of Incorporation in accordance with Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.
6: The Amended and Restated Certificate of Incorporation shall read as follows:
FIRST: The name of the Corporation is Regent Communications, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, having a par value of $0.01 per share. The Corporation shall not issue any non-voting equity securities.
FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by written ballot unless required by the bylaws of the Corporation.
SIXTH: In furtherance and not limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend, and repeal the bylaws of the Corporation.
SEVENTH: The Corporation reserves the right to alter, amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.
EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived any improper personal benefit.
If the Delaware General Corporation Law is amended after the filing of this Amended and Restated Certificate of Incorporation of which this Article EIGHTH is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
[signature page follows]

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 28th day of April, 2010.

REGENT COMMUNICATIONS, INC.
By:	/s/ Anthony A. Vasconcellos
	Name:	Anthony A. Vasconcellos
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation of
Regent Communications, Inc.]